                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549





                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)       March 22, 2000
                                                  ------------------------------

                        VOICESTREAM WIRELESS CORPORATION
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

        Washington                   000-25441              91-1983600
--------------------------------------------------------------------------------
(State or Other Jurisdiction        (Commission            (IRS Employer
      of Incorporation)             File Number)         Identification No.)



  3650 131st Avenue S.E. Bellevue, Washington                     98006
--------------------------------------------------------------------------------
   (Address of Principal Executive Offices)                     (Zip Code)


Registrant's telephone number, including area code        (425) 653-4600
                                                    ----------------------------


--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

        Aerial Communications, Inc. has filed its annual report for 1999 on Form 10-K. Because we and Aerial are parties to agreements that contemplate a number of transactions, after which Aerial will be a wholly owned subsidiary of ours, we are filing Aerial's audited financial statements as of and for the years ended December 31, 1997, 1998 and 1999 for informational purposes.

AERIAL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                      Year Ended December 31,
                                                            -----------------------------------------
                                                              1999            1998            1997
                                                            ---------       ---------       ---------
OPERATING REVENUES
  Service ............................................      $ 195,140       $ 123,640       $  32,307
  Equipment sales ....................................         30,361          31,514          23,645
                                                            ---------       ---------       ---------
  Total Operating Revenues ...........................        225,501         155,154          55,952
                                                            ---------       ---------       ---------
OPERATING EXPENSES
  System operations ..................................         78,303          69,066          30,655
  Marketing and selling ..............................         89,755          79,704          45,974
  Customer service ...................................         39,934          53,516          20,882
  Cost of equipment sold .............................         61,298          87,715          71,454
  General and administrative .........................         74,212          61,737          58,825
  Depreciation .......................................         84,347          75,846          36,045
  Amortization of intangibles ........................          7,660           7,555           4,509
  Development costs ..................................             --              --           5,773
                                                            ---------       ---------       ---------
  Total Operating Expenses ...........................        435,509         435,139         274,117
                                                            ---------       ---------       ---------
OPERATING (LOSS) .....................................       (210,008)       (279,985)       (218,165)
OTHER INCOME (EXPENSE)
  Minority share of loss .............................         15,782          23,620              --
  Other (expense) income, net ........................         (5,205)          1,196             (21)
                                                            ---------       ---------       ---------
  Other Income (Expense) .............................         10,577          24,816             (21)
                                                            ---------       ---------       ---------
(LOSS) BEFORE INTEREST AND INCOME TAXES ..............       (199,431)       (255,169)       (218,186)
INTEREST EXPENSE
  Interest expense-affiliate .........................         61,197          62,137          21,558
  Interest expense-other .............................         22,118          18,010           5,507
                                                            ---------       ---------       ---------
  Total Interest Expense .............................         83,315          80,147          27,065
                                                            ---------       ---------       ---------
(LOSS) BEFORE INCOME TAXES ...........................       (282,746)       (335,316)       (245,251)
Income tax (benefit) expense .........................       (113,400)          2,579           1,806
                                                            ---------       ---------       ---------
NET (LOSS) ...........................................      $(169,346)      $(337,895)      $(247,057)
                                                            =========       =========       =========
WEIGHTED AVERAGE COMMON AND SERIES A COMMON
  SHARES (000s) ......................................         75,734          71,723          71,512
(LOSS) PER COMMON AND SERIES A COMMON SHARE ..........      $   (2.24)      $   (4.71)      $   (3.45)
                                                            =========       =========       =========

           The accompanying notes to consolidated financial statements are an integral part of these statements

AERIAL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                            Year Ended December 31,
                                                                   -----------------------------------------
                                                                      1999            1998            1997
                                                                   ---------       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (Loss) ................................................      $(169,346)      $(337,895)      $(247,057)
  Add (Deduct) adjustments to reconcile net (loss) to net
    cash (used) by operating activities:
  Depreciation and amortization .............................         92,007          83,401          40,554
  Noncash interest expense ..................................         18,335          16,210           8,341
  Change in deferred taxes ..................................          1,415           2,579           1,806
  Investment losses .........................................            314             128           2,518
  Minority share of operating loss ..........................        (15,782)        (23,620)             --
  Loss on sale of property and equipment ....................            489           3,242              --
  Change in accounts receivable-customer ....................         (4,338)           (174)        (24,030)
  Change in inventory .......................................          3,042          14,571         (25,949)
  Change in accounts payable-affiliates .....................            184            (121)            284
  Change in accounts payable-trade ..........................        (17,405)          6,680          30,606
  Change in accrued interest-affiliate ......................         (4,786)          1,274           3,665
  Change in other assets and liabilities ....................             31           4,924           2,399
                                                                   ---------       ---------       ---------
                                                                     (95,840)       (228,801)       (206,863)
                                                                   ---------       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under the Revolving Credit Agreement-TDS .......        242,582         301,709         448,234
  Repayments of borrowings under the Revolving Credit
    Agreement--TDS ..........................................       (334,739)       (200,000)             --
  Proceeds from minority investor ...........................        230,000         200,000              --
  Other issuance of common stock ............................          9,214           1,002           1,699
                                                                   ---------       ---------       ---------
                                                                     147,057         302,711         449,933
                                                                   ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property and equipment .......................        (34,248)        (74,580)       (274,709)
  Change in note receivable .................................             --              --           1,925
  Proceeds from sale of property and equipment ..............             75             711              --
  Change in temporary and other investments .................         (2,100)           (110)           (558)
                                                                   ---------       ---------       ---------
                                                                     (36,273)        (73,979)       (273,342)
                                                                   ---------       ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS ...............................................         14,944             (69)        (30,272)
CASH AND CASH EQUIVALENTS--
  Beginning of year .........................................          4,943           5,012          35,284
                                                                   ---------       ---------       ---------
  End of year ...............................................      $  19,887       $   4,943       $   5,012
                                                                   =========       =========       =========


           The accompanying notes to consolidated financial statements are an integral part of these statements.

AERIAL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
(DOLLARS IN THOUSANDS)
-------------------------------------------------------------------------------

                                                                                          December 31,
                                                                                   -------------------------
                                                                                     1999            1998
                                                                                   ---------       ---------
CURRENT ASSETS
  Cash and cash equivalents .................................................      $  19,887       $   4,943
  Temporary investments .....................................................             --              35
  Accounts receivable:
    Customers, less allowance of $3,767 and $5,875, respectively ............         28,542          24,204
    Roaming .................................................................          3,079           2,252
    Other ...................................................................          1,951           1,348
  Inventory .................................................................          8,336          11,378
  Prepaid rent ..............................................................          3,920           3,666
  Other .....................................................................          1,347             898
                                                                                   ---------       ---------
                                                                                      67,062          48,724
                                                                                   ---------       ---------
PROPERTY AND EQUIPMENT
  In service and under construction .........................................        816,757         733,958
  Less accumulated depreciation .............................................       (196,844)       (112,677)
                                                                                   ---------       ---------
                                                                                     619,913         621,281
                                                                                   ---------       ---------
INVESTMENTS
  Investment in PCS licenses, net of accumulated amortization of $19,597
    and $12,044, respectively ...............................................        281,934         289,488
  Other .....................................................................          3,263           1,444
                                                                                   ---------       ---------
                                                                                     285,197         290,932
                                                                                   ---------       ---------
DEFERRED COSTS ..............................................................            204             410
                                                                                   ---------       ---------
TOTAL ASSETS ................................................................      $ 972,376       $ 961,347
                                                                                   =========       =========



           The accompanying notes to consolidated financial statements are an integral part of these statements.

AERIAL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
(DOLLARS IN THOUSANDS)
-------------------------------------------------------------------------------


                                                                                       December 31,
                                                                              -----------------------------
                                                                                  1999              1998
                                                                              -----------       -----------
CURRENT LIABILITIES
  Accounts payable:
    Affiliates .........................................................      $        --       $     6,727
    Trade ..............................................................           35,230            56,097
  Current portion of long-term debt ....................................          103,765                --
  Accrued interest-affiliate ...........................................              153             4,939
  Accrued compensation .................................................            9,732             5,169
  Accrued taxes ........................................................            7,419             7,015
  Other ................................................................            4,675             6,177
                                                                              -----------       -----------
                                                                                  160,974            86,124
                                                                              -----------       -----------
REVOLVING CREDIT AGREEMENT-TDS .........................................           37,786           549,943
                                                                              -----------       -----------
LONG-TERM DEBT .........................................................          250,846           278,010
                                                                              -----------       -----------
DEFERRED TAX LIABILITY-NET .............................................           17,772            16,357
                                                                              -----------       -----------
MINORITY INTEREST ......................................................           94,364             5,835
                                                                              -----------       -----------
COMMON SHAREHOLDERS' EQUITY
  Common Shares, $1.00 par value; authorized 100,000,000 shares;
    issued and outstanding 42,289,028 and 31,788,982, respectively .....           42,289            31,789
  Series A Common Shares, $1.00 par value; authorized 60,000,000 shares; issued and outstanding 52,924,151 and 40,000,000,
    respectively .......................................................           52,924            40,000
  Additional paid-in capital ...........................................        1,115,592           584,114
  Retained deficit .....................................................         (800,171)         (630,825)
                                                                              -----------       -----------
                                                                                  410,634            25,078
                                                                              -----------       -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .............................      $   972,376       $   961,347
                                                                              ===========       ===========

AERIAL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------



                                                             Year Ended December 31,
                                                -----------------------------------------------
                                                    1999              1998              1997
                                                -----------       -----------       -----------
COMMON SHARES
  Balance at beginning of year ...........      $    31,789       $    31,611       $    31,359
  Add
    TDS debt replacement .................            6,167                --                --
    Sonera-Aerial investment .............            3,409                --                --
    Employee benefit plans ...............              924               178               252
                                                -----------       -----------       -----------

  Balance at end of year .................      $    42,289       $    31,789       $    31,611
                                                ===========       ===========       ===========
SERIES A COMMON SHARES
  Balance at beginning of year ...........      $    40,000       $    40,000       $    40,000
    TDS debt replacement .................           12,924                --                --
                                                -----------       -----------       -----------

  Balance at end of year .................      $    52,924       $    40,000       $    40,000
                                                ===========       ===========       ===========
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of year ...........      $   584,114       $   413,746       $   412,299
  Add
    Gain on sale of subsidiary stock .....           50,688           169,544                --
    TDS debt replacement .................          400,909                --                --
    Sonera-Aerial investment .............           71,591                --                --
    Employee benefit plans ...............            8,290               824             1,447
                                                -----------       -----------       -----------

  Balance at the end of year .............      $ 1,115,592       $   584,114       $   413,746
                                                ===========       ===========       ===========
RETAINED DEFICIT
  Balance at beginning of year ...........      $  (630,825)      $  (292,930)      $   (45,873)
  Net (Loss) .............................         (169,346)         (337,895)         (247,057)
                                                -----------       -----------       -----------
  Balance at end of year .................      $  (800,171)      $  (630,825)      $  (292,930)
                                                ===========       ===========       ===========

           The accompanying notes to consolidated financial statements are an integral part of these statements.

1. VOICESTREAM MERGER

    On September 17, 1999, the VoiceStream and Aerial Communications, Inc. ("Aerial" or the "Company") Boards of Directors approved a definitive Agreement and Plan of Reorganization to merge the two companies. The merger is expected to close in the second quarter of 2000. Pursuant to the Agreement and Plan of Reorganization, VoiceStream will exchange 0.455 shares of VoiceStream common stock for each of the Company's Common and Series A Common Shares, subject to adjustment under certain circumstances.

    Aerial public shareholders will have the right to elect to receive $18 in cash in lieu of shares of VoiceStream. Sonera will convert its shares in Aerial Operating Company, Inc. ("AOC"), an 81.0%-owned subsidiary of Aerial, into shares of Aerial (at a conversion ratio of 6.72919) immediately prior to the merger becoming effective. The parties anticipate that the merger will be tax-free to Aerial shareholders that elect to receive VoiceStream stock. This merger has received shareholder approval by both Aerial and VoiceStream. Although all filing and time requirements under the antitrust laws have been satisfied, the merger of Aerial and VoiceStream is subject to Federal Communications Communication ("FCC") approval. In the event the merger with VoiceStream does not take place, under certain circumstances, Aerial would be required to pay VoiceStream a $40 million termination fee which would be charged to "other income (expense)" on the consolidated statement of operations. If Aerial does not have sufficient funds at such time to pay the termination fee, TDS will allow Aerial to finance the termination fee through an increase in the Revolving Credit Agreement. The following is a discussion of significant transactions executed in anticipation of but not contingent upon the merger with VoiceStream, except as indicated below.

    TDS Debt Replacement

    On September 17, 1999, TDS, the Company, AOC and VoiceStream entered into a Debt/Equity Replacement Agreement (the "TDS Debt Replacement Agreement"). In accordance with the TDS Debt Replacement Agreement, on November 1, 1999, TDS assigned to Aerial as a contribution to capital $420 million of debt owed by AOC to TDS under the TDS Revolving Credit Agreement in exchange for an aggregate
19.1 million shares of Aerial common stock, at a purchase price of $22.00 per share. On September 17, 1999, the date of the TDS Debt Replacement Agreement, the closing price of Aerial Common Shares was $20.00 per share. The shares of Aerial common stock consisted of 6.2 million Aerial Common Shares and 12.9 million Aerial Series A Common Shares. Thereafter, on November 1, 1999, Aerial assigned to AOC as a contribution to capital the $420 million of debt received from TDS, as well as $75 million received by Aerial from Sonera (see "Sonera-Aerial Investment" below) in exchange for an aggregate of 3.3 million common shares of AOC. As a result of the transactions under the TDS Debt Replacement Agreement, $420 million of debt previously owed by AOC to TDS was extinguished and the Maximum Amount under the Revolving Credit Agreement was reduced from $775 million to $355 million. In addition, the interest rate under the Revolving Credit Agreement was decreased to prime rate plus 2.35% and the guarantee by Aerial of AOC's obligations thereunder was terminated.

    Under certain circumstances, TDS is required to loan funds to AOC after the merger close up to a maximum of $315 million. In such event, effective at the merger closing, TDS and AOC will amend the TDS Revolving Credit Agreement by entering into an Amended and Restated Credit Agreement (the "Amended Agreement"). Any amounts borrowed under the Amended Agreement will become due in full one year after the effective date of the Amended Agreement. The interest rate under the Amended Agreement will be LIBOR plus 3.5% and the obligations of the Company under the Amended Agreement will be secured by substantially all the Company's assets. See Note 6--Revolving Credit Agreement for further discussion of the Revolving Credit Agreement.

    On September 21, 1999, a putative class action complaint was filed on behalf of Aerial stockholders. The complaint names as defendants Aerial, TDS, certain directors of Aerial and TDS, and VoiceStream in connection with the transactions contemplated by the Agreement and Plan of Reorganization and the related agreements, particularly the TDS Debt Replacement Agreement. The complaint alleges a breach of fiduciary duties by the defendants, including in connection with the exchange of $420 million of debt owed by Aerial to TDS for Aerial common stock at $22.00 per share. The complaint alleges that this action benefits TDS at the expense of Aerial's public stockholders and seeks to have the transactions contemplated by the Agreement and Plan of Reorganization enjoined or, if they are consummated, to have them rescinded and to recover unspecified damages, fees and expenses. The defendants believe that this lawsuit is without merit and intend to vigorously defend against this lawsuit.

    Sonera-Aerial Investment

    On September 17, 1999, TDS, Aerial, AOC, VoiceStream, Sonera Corporation ("Sonera", formerly known as Sonera Ltd.) and Sonera Corporation U.S. ("Sonera U.S.") entered into a Settlement Agreement and Release providing for the Sonera-Aerial Investment. In accordance with the Sonera-Aerial Investment, on November 1, 1999, Sonera invested an aggregate of $230 million in Aerial and AOC at an equivalent purchase price of $22.00 per share of Aerial common stock. Aerial issued 3.4 million Aerial Common Shares to Sonera in consideration for $75 million, and AOC issued 1.0 million shares of AOC common stock to Sonera in consideration for $155 million. The funds invested by Sonera were used to repay outstanding debt under the TDS Revolving Credit Agreement and are available to be drawn down by AOC under the TDS Revolving Credit Agreement between November 1, 1999, and the closing of the merger. Additionally, Sonera surrendered 317,108 shares of AOC stock on November 1, 1999, without releasing its claims with respect thereto, and will surrender an additional 317,108 shares at the closing of the merger. At the merger closing, TDS, Aerial, AOC and VoiceStream, on the one hand, and Sonera and Sonera U.S., on the other hand, will release each other from all claims relating to actions occurring through September 17, 1999, including all claims by Sonera to the 634,216 disputed shares, and, subject to certain exceptions, will extend such release through the date of the merger closing. See Note 4--Minority Interest for further discussion of Sonera's concern's regarding the disputed AOC shares.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) Nature of operations

    Aerial is an 82.1%-owned subsidiary of TDS. The Company was incorporated in Delaware on July 23, 1991, as American Portable Telecommunications, Inc. and changed its name to American Portable Telecom, Inc. ("APTI") effective January 18, 1996. On November 12, 1996, the Company changed its name to Aerial Communications, Inc.

    The Company was formed to acquire Personal Communications Services ("PCS") licenses, construct PCS networks in its Major Trading Areas ("MTAs") and offer wireless PCS communications services in these areas. The Company acquired its licenses in the FCC broadband Block A and Block B PCS auction (the "PCS auction") which concluded in March 1995. The Company acquired licenses in the Columbus (Ohio), Houston (Texas), Kansas City (Missouri), Minneapolis (Minnesota), Pittsburgh (Pennsylvania), and Tampa-St. Petersburg-Orlando (Florida) MTAs covering approximately 27.9 million population equivalents ("POPs"). As of December 31, 1999, the Company had approximately 422,900 customers.

    (b) Development stage enterprise

    Effective with the second quarter of 1997, the Company ceased to be a development stage enterprise and presents its results of operations, cash flows and financial position in a manner similar to other operating enterprises within the industry.

    (c) Principles of consolidation

    The accounting policies of the Company and its subsidiaries conform to generally accepted accounting principles. The consolidated financial statements include the accounts of Aerial Communications, Inc. and its 81.0%-owned subsidiary, AOC. The MTAs are wholly owned subsidiaries of AOC. All material intercompany balances and transactions have been eliminated. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Certain amounts reported in prior years have been reclassified to conform to the current year presentation.

    (d) Revenue recognition and inventory

    Revenues from operations consist of charges to customers for monthly access, airtime, value-added services, outcollect roaming and long-distance charges. Revenues are recognized as the services are rendered. Unbilled revenues, resulting from PCS services provided from the billing cycle date to the end of each month, are estimated and recorded.

    Revenues from operations also consist of phone and accessory sales to retailers, independent agents and end user customers. Revenues from such sales are recognized upon the shipment of goods to retailers and independent agents or upon sale through direct distribution channels to end user customers.

    Phone inventory is stated at current replacement cost.

    (e) Advertising costs

    The Company expenses advertising costs as incurred. Advertising costs totaled $26.6 million, $25.8 million and $21.1 million for the years ended December 31, 1999, 1998 and 1997, respectively.

    (f) Pension plan

    Effective July 1, 1995, the Company began providing pension benefits for its employees under a qualified, noncontributory, defined contribution pension plan. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. Pension costs were $1.9 million, $0.6 million and $0.3 million in 1999, 1998 and 1997, respectively. Effective January 1, 2000, the pension plan was terminated in anticipation of the merger with VoiceStream and all unvested account balances became fully vested.

    (g) Cash and cash equivalents

    Cash and cash equivalents consists of cash on hand and those short-term, highly-liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value due to its short-term nature.

    (h) Property and equipment

    Property and equipment is stated at cost. Depreciation is provided based on the straight-line method over the estimated useful lives of the respective assets, generally ten years for network assets and five years for information system assets and office equipment. Leasehold improvements are amortized over ten years or the lease term, whichever is shorter.

    Property and equipment (including work in process) consists of:


                                                     December 31,
                                              -------------------------
                                                 1999            1998
                                              ---------       ---------
                                                (Dollars in thousands)
Cell sites and equipment ...............      $ 543,315       $ 484,638
Switching equipment ....................        122,416         114,470
Information systems ....................        117,767         108,279
Office equipment .......................         22,383          18,247
Leasehold improvements and other .......         10,876           8,324
                                              ---------       ---------
                                                816,757         733,958
Accumulated depreciation ...............       (196,844)       (112,677)
                                              ---------       ---------
  Property and equipment-net ...........      $ 619,913       $ 621,281
                                              =========       =========


    Gains and losses on the disposition of property and equipment are included in operating expenses.

    (i) Work in process

    Work in process includes expenditures for the design, construction and testing of the Company's PCS networks as well as the cost to relocate dedicated private microwave links currently operating in the Company's spectrum in its MTAs. Work in process also includes the costs associated with developing information systems. The Company capitalizes interest on such expenditures where appropriate. When the assets are placed in service, the Company transfers the assets to the appropriate property and equipment category.

    (j) Investment in PCS licenses

    Investment in PCS licenses is recorded at historical cost, which includes the purchase price of the licenses acquired by the Company in the PCS auction plus capitalized interest of $16.6 million. The Company began amortizing the licenses straight-line over 40 years upon commencement of service in each respective MTA. Accumulated amortization on the licenses at December 31, 1999 and 1998, totaled $19.6 million and $12.0 million, respectively.

    (k) (Loss) per Common and Series A Common Share

    (Loss) per Common and Series A Common Share was computed based on the weighted average of Common and Series A Common Shares outstanding during the period. In 1999, 1998 and 1997, respectively, 0.8 million, 1.7 million and 1.4 million stock options were not included in computing diluted (loss) per Common and Series A Common Share because their effects were antidilutive.

    (l) Supplemental cash flow disclosures

    The following summarizes interest paid and certain noncash transactions.




                                                           Year Ended December 31,
                                                       -------------------------------
                                                         1999        1998        1997
                                                       -------     -------     -------
                                                            (Dollars in thousands)
Interest paid to non-affiliates ..................       3,786       1,911         428
Interest and guarantee fees paid to TDS ..........      61,044      57,219      24,297


    In 1999, $420 million of borrowings under the Revolving Credit Agreement were extinguished by TDS in exchange for Aerial common stock. Also in 1999, $58.3 million in additions to property and equipment (amounts in service and work in process, collectively) were financed through an increase in long-term debt. In 1998, $71.5 million in additions to property and equipment were financed through long-term debt and accounts payable-affiliate. In 1997, $113.0 million in additions to property and equipment were financed through a combination of long-term debt, accounts payable-trade, microwave relocation costs payable and prepaid network infrastructure costs.

    In 1999, the Company incurred interest charges totaling $83.3 million. In 1999, the interest charges were comprised of $52.0 million paid to TDS relating to the Revolving Credit Agreement (See Note 6--Revolving Credit Agreement),
$8.9 million paid to TDS for guarantee fees on the Series A and Series B Zero Coupon Notes and obligations under the Nokia 1998 Credit Agreement (See Note 5--Long-Term Debt), $3.5 million paid to Nokia for interest charges relating to the 1998 Credit Agreement, $18.3 million in accrued interest on the Series A and Series B Zero Coupon Notes and $0.6 million in other interest charges. All interest charges incurred were expensed in 1999.

    In 1998, the Company incurred interest charges totaling $80.2 million. In 1998, the interest charges were comprised of $55.4 million paid to TDS relating to the Revolving Credit Agreement, $6.7 million paid to TDS for guarantee fees on the Series A and Series B Zero Coupon Notes and obligations under the Nokia 1998 and 1996 Credit Agreements, $1.0 million paid to Nokia for interest charges relating to the 1998 Credit Agreement, $16.2 million in accrued interest on the Series A and Series B Zero Coupon Notes and $0.9 million in other interest charges. Of these amounts, the Company capitalized $0.1 million relating to its work in process expenditures. The remaining $80.1 million was charged to expense.

    In 1997, the Company incurred interest charges totaling $33.1 million. In 1997, the interest charges were comprised of $21.0 million paid to TDS relating to the Revolving Credit Agreement, $3.3 million paid to TDS for guarantee fees on the Series A Zero Coupon Notes and obligations under the Nokia 1996 Credit Agreement, $0.4 million paid to Nokia for interest charges relating to the 1996 Credit Agreement, $8.3 million in accrued interest on the Series A Zero Coupon Notes and $0.1 million in other interest charges. Of these amounts, the Company capitalized $6.0 million relating to its work in process expenditures. The remaining $27.1 million was charged to expense.

    (m) New accounting pronouncements

    Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition", is effective beginning in the first quarter of 2000. SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. Management believes this bulletin will not have a material effect on results of operations and financial position of the Company.

3. INCOME TAXES

    The Company is included in a consolidated federal income tax return with other members of the TDS consolidated group. The Company and TDS are parties to a Tax Allocation Agreement (the "Agreement"). The Agreement provides that the Company and its subsidiaries be included with the TDS affiliated group in a consolidated federal income tax return and in state income or franchise tax returns in certain situations. For financial reporting purposes, the Company computes its federal income taxes as if it were filing a separate return as its own affiliated group and was not included in the TDS group.

    TDS and the Company are also parties to a March 12, 1999, tax settlement agreement which resulted in a payment of $114.5 million from TDS to Aerial. The $114.5 million received by Aerial covered the estimated tax losses incurred by the Company and used by TDS in consolidated income tax returns for the period commencing from January 1, 1996 through August 31, 1999. The tax settlement agreement requires a settlement of amounts to cover tax losses incurred by Aerial and used by TDS through December 31, 1999. In the first quarter of 1999, the Company determined that it was appropriate to recognize the $114.5 million payment in current income tax expense as part of a reduction in its deferred tax asset valuation allowance.

    The Company records all deferred tax liabilities or assets for the deferred tax consequences of all temporary differences. Income tax provisions are summarized below:



                                                            Year Ended December 31,
                                                    ----------------------------------------
                                                      1999            1998           1997
                                                    ---------       ---------      ---------
                                                            (Dollars in thousands)
Federal income tax (benefit) provision:
  Current ....................................      $(104,956)      $      --      $      --
  Deferred ...................................          1,104           2,078          1,561
State income tax (benefit) provision:
  Current ....................................         (9,859)             --             --
  Deferred ...................................            311             501            245
                                                    ---------       ---------      ---------
Income tax (benefit) expense .................      $(113,400)      $   2,579      $   1,806
                                                    =========       =========      =========

    The temporary differences which gave rise to significant portions of the net deferred tax liability were as follows:



                                                          December 31,
                                                    -------------------------
                                                       1999            1998
                                                    ---------       ---------
                                                      (Dollars in thousands)
Deferred tax asset:
  Net operating loss carryforwards ...........      $ 175,009       $ 357,460
  Less: valuation allowance ..................        (66,012)       (277,782)
                                                    ---------       ---------
Total deferred tax asset .....................      $ 108,997       $  79,678
                                                    =========       =========
Deferred tax liability:
  Property and equipment .....................      $  54,732       $  39,364
  Licenses ...................................         28,795          24,060
  Partnership investment .....................         19,859          13,967
  Minority share of loss .....................         16,903           9,934
  Deferred charges-interest ..................          3,430           5,273
  Other ......................................          3,050           3,437
                                                    ---------       ---------
Total deferred tax liability .................      $ 126,769       $  96,035
                                                    =========       =========
Net deferred tax liability ...................      $  17,772       $  16,357
                                                    =========       =========

    The Company records a deferred tax asset associated with net operating loss carryforwards and then assesses the need for any valuation allowance associated with those carryforwards. At December 31, 1999, the federal net operating loss carryforward available to offset future taxable income is $350.0 million (generating a $122.5 million deferred tax asset) and expires between 2012 and 2019. The amount of state net operating loss carryforward available to offset future taxable income, primarily of the individual MTAs which generated the loss, is $761.2 million (generating a $52.5 million deferred tax asset) and expires between 2000 and 2019.

    A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. During 1999, the valuation allowance decreased $211.8 million primarily due to the tax settlement described above.

    The statutory federal income tax rate is reconciled to the Company's effective income tax rate below:


                                                                          Year Ended December 31,
                                                                    ----------------------------------
                                                                      1999          1998          1997
                                                                    ------        ------        ------
Statutory federal income tax rate ............................        35.0%         35.0%         35.0%
State income taxes, net of federal benefit ...................         3.2          (0.1)         (0.1)
Effects of valuation allowance on deferred tax asset .........        (0.2)        (35.7)        (35.6)
                                                                    ------        ------        ------
Effective income tax rate ....................................        38.0%         (0.8)%        (0.7)%
                                                                    ======        ======        ======

4. MINORITY INTEREST

    On September 8, 1998, pursuant to the terms of a Purchase Agreement dated June 1, 1998 ("Purchase Agreement"), Sonera made a $200 million investment in AOC, a then wholly-owned subsidiary of the Company. Sonera purchased approximately 2.4 million shares of common stock of AOC at a price of approximately $83 per share representing a 19.4% equity interest in AOC. Sonera has the right, subject to adjustment under certain circumstances, to exchange each share of AOC common stock that it owns for 6.72919 Common Shares of Aerial. Upon the exchange of all of the above AOC shares, Sonera would have owned (prior to its additional investment in the Company, as described below) an 18.4% equity interest in Aerial, reflecting a purchase price equivalent of $12.33 per Common Share of Aerial (the "Equivalent Purchase Price"). The sale of the AOC common stock was recorded at a fair market value, which was more than the Company's book value investment in AOC. The Company adjusted its book value investment in AOC as a result of this sale and increased additional paid-in capital $169.5 million in 1998.

    Following the announcement by TDS in December 1998 that it intended to distribute to its shareholders all of the capital stock of Aerial that it owns, and that Aerial would seek additional financing from sources other than TDS in connection therewith, Sonera contacted TDS to express certain concerns. Sonera asserted, among other things, that Aerial and TDS misrepresented and failed to disclose certain material facts to Sonera, thereby inducing Sonera to pay an excessive price for the AOC common stock. Sonera requested the renegotiation of certain matters related to Sonera's investment in AOC, including an adjustment in the Equivalent Purchase Price, and raised the possibility of litigation in connection therewith.

    Under the Purchase Agreement, the number of AOC shares purchased by Sonera is subject to reduction if the average price of Aerial's Common Shares exceeds certain threshold prices during the first three years after Sonera's investment. During the second quarter and on July 7, 1999, the average price of Aerial's Common Shares exceeded all of the threshold prices set forth in the Purchase Agreement. Accordingly, Aerial requested Sonera to surrender for cancellation an aggregate of 634,216 shares of AOC common stock. Sonera refused to surrender any AOC shares and, in connection with its allegations, as discussed above, objected to the application of the share reduction provisions in the Purchase Agreement.

    In connection with an Agreement and Plan of Reorganization, Sonera, TDS, Aerial and AOC executed a Settlement Agreement and Release as of September 17, 1999. Under the Settlement Agreement and Release, Sonera surrendered for cancellation 317,108 AOC shares, representing one-half of the 634,216 disputed shares, on November 1, 1999, without releasing its claims with respect to such surrendered shares, in connection with the closing of transactions under the TDS Debt Replacement Agreement. Upon satisfaction of all of the conditions to the closing of the transactions contemplated by the Agreement and Plan of Reorganization, the remaining 317,108 AOC shares will be surrendered for cancellation immediately prior to the closing of such transactions. At this closing, each of Sonera and Sonera U.S., on the one hand, and TDS, Aerial, AOC, VoiceStream, on the other hand, will release each other from all claims relating to actions occurring through the date of the Settlement Agreement and Release, including all claims by Sonera to all of the disputed shares and, subject to certain exceptions, will extend such release to actions occurring through the date of such closing. Also at that closing, the Purchase Agreement and the other agreements entered into in connection with Sonera's original investment in AOC will be terminated.

    On November 1, 1999, pursuant to the terms of the Sonera-Aerial Investment dated September 17, 1999, Sonera made a $155 million investment in AOC. Sonera purchased approximately 1.0 million shares of AOC. After completing all of the foregoing transactions, including the November 1, 1999 cancellation of 317,108 AOC shares, Sonera's equity ownership in AOC was approximately 19.0%. The sale of the AOC common stock was recorded at a fair market value, which was more than the Company's book value investment in AOC. The Company adjusted its book value investment in AOC as a result of this sale and increased additional paid-in capital $50.7 million in 1999.

    In 1999, minority share of loss of $15.8 million represents Sonera's share of AOC's consolidated net loss for the year. In 1998, minority share of loss of $23.6 million represents Sonera's share of AOC's consolidated net loss from September 8, 1998 (the closing date) to December 31, 1998.

5. LONG-TERM DEBT

    Nokia Telecommunications Inc. ("Nokia") agreed to provide the Company with up to $200 million in financing for digital radio channel and switching infrastructure equipment through a Credit Agreement with the Company dated June 19, 1996 ("1996 Credit Agreement"). In accordance with the provisions of the 1996 Credit Agreement, the Company issued, in tranches, 10-year unsecured zero coupon promissory notes, the proceeds of which were paid to Nokia in satisfaction of borrowings by the Company under the 1996 Credit Agreement. On November 4, 1996, the Company issued $226.2 million in aggregate principal amount at maturity of Series A Zero Coupon Notes ("Series A Notes") due in 2006. The per annum yield to maturity on the Series A Notes is 8.34% (computed on a semi-annual bond equivalent basis) and the effective rate is 8.09%. On February 5, 1998, the Company issued $220.0 million in aggregate principal amount at maturity of Series B Zero Coupon Notes ("Series B Notes") due in 2008 (representing the final issuance of zero coupon notes under the 1996 Credit Agreement). The per annum yield to maturity on the Series B Notes is 8.05% (computed on a semi-annual bond equivalent basis) and the effective rate is 7.61%. The aggregate issue price of the Series A and Series B Zero Coupon Notes was $200 million. The proceeds were paid to Nokia in satisfaction of all then outstanding and future obligations of the Company up to $200 million under the 1996 Credit Agreement.

    On June 30, 1998, the Company and Nokia entered into an agreement ("1998 Credit Agreement") in which Nokia will provide financing to the Company for the purchase of network infrastructure equipment and services from Nokia. Loans under the 1998 Credit Agreement are to be made available in two tranches. With respect to Tranche A, the Company borrowed $68.5 million. The per annum interest rate on the Tranche A loans is equal to the 30-day LIBOR plus 0.35%. A second tranche of $75 million ("Tranche B") became available commencing on June 30, 1999. The per annum interest rate on the Tranche B loans is equal to the 30-day LIBOR plus 0.25%. The maturity date of both the Tranche A and Tranche B loans is June 30, 2000. Interest under the 1998 Credit Agreement is payable monthly. As of December 31, 1999, the Company had $39.7 million available for borrowing under the 1998 Credit Agreement.

    The Series A and Series B Notes are unsecured obligations of the Company and rank in the same priority with all other unsecured and unsubordinated indebtedness of the Company. The Series A and Series B Notes and obligations of the Company under the 1998 Credit Agreement are fully and unconditionally guaranteed by TDS at an annual fee rate of 3%. Guarantee fees owed TDS are payable semiannually. The Series A and Series B Notes are subject to optional redemption by the Company after five years from the date of issuance at redemption prices which reflect the original issue discount accreted since issuance. As part of the VoiceStream merger, VoiceStream is required to repurchase, repay and/or amend the Series A Notes and Series B Notes. In any event, VoiceStream is required to cause TDS to be released from its guarantees and all liabilities thereunder. At the merger closing, VoiceStream is required to repay all obligations under or amend the Nokia 1998 Credit Agreement to permit the merger to occur. In either case, VoiceStream is required to cause TDS to be released from its guaranties and all liabilities thereunder.

    At December 31, 1999, the $103.8 million of current portion of long-term debt represented borrowings under the 1998 Credit Agreement. The $250.8 million of long-term debt represented the Series A and Series B Zero Coupon Notes, including accreted interest. Of the $278.0 million in long-term debt at December 31, 1998, $45.5 million represented borrowings under the 1998 Credit Agreement, with the balance representing the Series A and Series B Zero Coupon Notes, including accreted interest.

    The $131.1 million carrying value of the Company's Series A Notes is greater than its fair value, estimated to be $130.3 million. The $119.7 million carrying value of the Company's Series B Notes is greater than its fair value, estimated to be $112.7 million. The fair values were estimated using discounted cash flow analyses. The $103.8 million carrying value of the Company's obligations under the 1998 Credit Agreement approximates the fair value of the obligations, as the 1998 Credit Agreement is variable rate debt based on the 30-day LIBOR.

6. REVOLVING CREDIT AGREEMENT

    Under the TDS Revolving Credit Agreement, as amended, AOC may borrow up to a maximum amount (the "Maximum Amount"), less the amount of certain financing obtained by AOC or Aerial, including the amount of any borrowings under the Nokia 1998 Credit Agreement. As of December 31, 1999, the Maximum Amount available under the TDS Revolving Credit Agreement was $355 million and the amount available for borrowing by AOC was approximately $213.4 million. The interest rate under the Revolving Credit Agreement is equal to the prime rate plus 2.35%. Interest on the balance due under the Revolving Credit Agreement is payable quarterly and no principal is payable until maturity. See also Note 1--VoiceStream Merger for a further discussion of the TDS Revolving Credit Agreement.

    In March, 2000, the TDS and Aerial Boards of Directors approved an amendment to the Revolving Credit Agreement which increased the Maximum Amount on a scheduled basis from $355 million to $460 million as of December 1, 2000 (provided that the net amount available for borrowing from TDS shall not exceed $315 million), and changed the maturity date from April 2, 2000, to the earlier of December 17, 2000, or the date of the merger closing with VoiceStream.

    The $37.8 million carrying value of the Company's borrowings under the Revolving Credit Agreement approximates the fair value of the borrowings, as the Revolving Credit Agreement is variable rate debt with the interest rate based on the prime lending rate.

7. RELATED PARTY TRANSACTIONS

    The Company is billed for all services it receives from TDS and its subsidiaries, consisting primarily of information processing and general management services. Such billings are based on expenses specifically identified to the Company and on allocations of common expenses. Such allocations are based on the relationship of the Company's assets, employees, investment in property and equipment and expenses to the total assets, employees, investment in property and equipment and expenses of TDS. Management believes the method used to allocate common expenses is reasonable and that all expenses and costs applicable to the Company are reflected in the accompanying financial statements on a basis which is representative of what they would have been if the Company operated on a stand-alone basis. Billings to the Company from TDS totaled $10.2 million, $8.6 million and $3.9 million during 1999, 1998 and 1997, respectively.

    In 1998, TDS developed a new payroll system for all of its subsidiaries, including the Company. Also in 1998, the Company and TDS developed a new phone and accessory inventory system for Aerial and its subsidiaries. The Company recorded approximately $6.1 million related to these systems in property and equipment.

    Upon to the completion of the merger with VoiceStream, the intercompany agreements between TDS and Aerial will be terminated.

8. COMMITMENTS

    The costs of development, construction and post-launch activities of the Company require substantial capital. From inception through December 31, 1999, the Company had expended approximately

$304.4 million for its six licenses, including capitalized interest, approximately $822.7 million for all other capital expenditures and incurred cumulative net losses of $800.2 million. The Company expects to incur significant operating losses and to generate negative cash flow from operating activities during 2000 as it continues to build its PCS customer base. Through the expected second quarter 2000 merger close with VoiceStream, the Company estimates that its aggregate capital requirements will total approximately $60-$90 million, with $30-$50 million needed for capital additions and $30-$40 million needed to fund operations.

    At December 31, 1999, the Company had orders totaling approximately $2.7 million with Nokia for infrastructure equipment. Also at December 31, 1999, the Company had orders totaling approximately $13.0 million with various vendors for phones and accessories.

    The Company and its subsidiaries have leases for certain office facilities, warehouses, retail store locations and cell sites which are classified as operating leases. For the years ended December 31, 1999, 1998 and 1997, rent expense for non-cancelable operating leases was $23.2 million, $21.5 million and $10.3 million, respectively, and for cancelable leases $0.2 million, $0.3 million and $1.1 million, respectively. At December 31, 1999, the aggregate minimum rental commitments under non-cancelable operating leases for the years 2000 through 2004 and 2005 and thereafter, are approximately $21.5 million, $19.7 million, $12.8 million, $7.0 million, $5.3 million and $10.0 million, respectively.

9. COMMON STOCK

    See Note 1--VoiceStream Merger for a discussion of additional Common Shares issued to TDS and Sonera.

    Tax-Deferred Savings Plan

    Effective July 1, 1995, the Company adopted the TDS Tax-Deferred Savings Plan (the "TDS Savings Plan"), a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. As amended on August 15, 1996, participating employees had, prior to January 1, 2000, the option of investing their contributions in Aerial Common Shares, TDS Common Shares, United States Cellular Corporation (a subsidiary of TDS) Common Shares or five non-affiliated funds. The Company has reserved 600,000 Common Shares for issuance under the TDS Savings Plan. Employer matching contributions are made in Aerial Common Shares. Aerial issued 105,498, 73,815 and 184,533 Common Shares in 1999, 1998 and 1997, respectively, in connection with the TDS Savings Plan.

    In connection with the Company's anticipated merger with VoiceStream, TDS and the Company entered into an agreement providing that, among other things, the Company would establish is own Tax-Deferred Savings Plan and would cease to participate in the TDS Savings Plan. Effective January 1, 2000, the Company ended its participation in the TDS Savings Plan. The Company's operating subsidiary, AOC, adopted the Aerial Operating Company, Inc., Tax Deferred Savings Plan (the "Aerial Plan"). All interests in the TDS Savings Plan held by eligible employees of the Company as of January 1, 2000 were transferred from the TDS Savings Plan to the Aerial Plan. Under the Aerial Plan participating employees have the option of investing their contributions in Aerial Common Shares or five non-affiliated funds.

    Stock-Based Compensation Plans

    The Company accounts for stock options and its employee stock purchase plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). No compensation costs have been recognized for the employee stock purchase plan. Some options granted had exercise prices that were less than the quoted market price of the Company's stock on the date they were granted. In accordance with APB 25, compensation expense of $127,000, $20,000 and $26,000 was recorded related to these options in 1999, 1998 and 1997, respectively.

    Had compensation expense for all plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net (loss) and
(loss) per share would have been increased to the following pro forma amounts:


                                                       1999              1998              1997
                                                   -----------       -----------       -----------
                                                               (Dollars in thousands except
                                                                    per share amounts)
Net (loss)
  As reported ...............................      $  (169,346)      $  (337,895)      $  (247,057)
  Pro forma .................................      $  (171,120)      $  (340,382)      $  (250,957)
Basic and diluted (loss) per share
  As reported ...............................      $     (2.24)      $     (4.71)      $     (3.45)
  Pro forma .................................      $     (2.26)      $     (4.75)      $     (3.51)


    A summary of the status of the Company's stock option plan at December 31, 1999, 1998 and 1997, and changes during the years then ended is presented in the table and narrative below:


                                                                                 Weighted
                                                                  Number of        Option      Average        Remaining
                                                                    Shares         Prices    Fair Values   Contractual Life
                                                                  ---------      ----------  -----------   ----------------

Outstanding January 1, 1997 ...........................              310,305       $ 17.00                     9.33 Years
Granted ...............................................            1,137,435       $  9.46      $4.42
Exercised .............................................               (2,553)      $  4.94
Forfeited .............................................              (56,450)      $ 14.44
                                                                   ---------
Outstanding December 31, 1997 (633,030
  exercisable from $4.94 to $17.00) ...................            1,388,737       $ 10.95                     8.51 Years
Granted ...............................................              678,861       $  5.85      $3.46
Exercised .............................................              (30,873)      $  4.94
Forfeited .............................................             (316,764)      $ 10.45
                                                                   ---------
Outstanding December 31, 1998 (1,019,192
  exercisable from $3.71 to $17.00) ...................            1,719,961       $  9.13                     7.69 Years
Granted ...............................................              337,519       $  7.60      $3.62
Exercised .............................................             (915,858)      $  8.18
Forfeited .............................................             (362,684)      $  9.99
                                                                   ---------
Outstanding December 31, 1999
  (447,914 exercisable from $3.69 to $17.00)  .........              778,938       $  9.05                     0.25 Years

    Employee Stock Options

    Effective April 25, 1996, the Company began providing long-term incentive benefits for its senior managers by adopting the Aerial Communications, Inc. Long-Term Incentive Plan (the "Stock Option Plan"). The Company has reserved 3 million Common Shares for option grants. Aerial employees were issued 814,894 Common Shares in 1999, 6,450 Common Shares in 1998 and 767 Common Shares in 1997 in connection with the Stock Option Plan. The options are exercisable over a specified period not in excess of ten years from the date they are granted. Most options expire ten years after the grant date, or 30 days after the date of the employee's termination of employment, if earlier. All options became vested with the February 24, 2000, Aerial shareholder approval of the merger with VoiceStream. Unexercised options to purchase shares of Aerial common stock will be converted into options to acquire shares of VoiceStream common stock at an exchange ratio of 0.455 upon the Company's merger with VoiceStream. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1999, 1998 and 1997, respectively: risk free interest rates of 5.06%, 5.20% and 6.59%; dividend yield of 0%; expected lives of 2.5 years, 8.8 years and 9.4 years; and volatility of 66.63%, 58.17% and 51.32%.

    Restricted Stock Units

    Effective February 1, 1999 the Company adopted the Aerial Communications, Inc. Retention Restricted Stock Unit Plan (the "Plan"). The Plan provides for the grant of stock unit awards. Each stock unit is a right to receive one Aerial Common Share or the fair market value in cash as of the date the stock unit vests. A total of 456,000 Common Shares were initially made available under the Plan. As of December 31, 1999, there were 431,000 stock units outstanding. On February 1, 2000, 40 percent of the outstanding stock units vested and the Company issued 172,400 Common Shares. All remaining stock units became vested with the February 24, 2000, Aerial shareholder approval of the merger with VoiceStream. In 1999 the Company recognized $1.9 million in compensation expense related to the Plan.

    Employee Stock Purchase Plan

    The Company adopted the 1996 APTI Employee Stock Purchase Plan (the "Stock Purchase Plan") effective October 1, 1996. The Company has reserved 200,000 Common Shares for sale to the employees of the Company and its subsidiaries in connection with the Stock Purchase Plan. Shares can be purchased twice a year and the price per share is 85% of the stock's closing price on designated purchase dates. The last purchase date under the Stock Purchase Plan was September 30, 1998. Aerial employees were issued 93,996 Common Shares in 1998 and 59,822 Common Shares in 1997 in connection with the Stock Purchase Plan. The fair value of the employees' purchase rights was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998 and 1997, respectively: risk free interest rate of 4.99% and 6.21%; dividend yield 0%; expected life of 1.8 and 0.8 years; and volatility of 51.59% and 51.18%. The weighted average fair value of the employees purchase rights were $1.94 in 1998 and $2.08 in 1997.

    Non-Employee Director Compensation

    In April 1997, the Company established the Compensation Plan For Non-Employee Directors (the "Compensation Plan"). Under the Compensation Plan, the Company's independent directors are to be paid an annual fee of $20,000 that is payable half in cash and half in Company stock. The number of Common Shares to be delivered to each independent director is based upon the average market value of the Company's stock for a certain period prior to the date of the Annual Shareholder's Meeting. The Company has reserved 20,000 Common Shares for issuance to the Company's independent directors under the Compensation Plan. The Company issued 3,825, 4,116 and 6,003 shares to non-employee directors under this plan in 1999, 1998 and 1997, respectively.

    Series A Common Shares

    Series A Common Shares are convertible on a share-for-share basis into Common Shares and are entitled to 15 votes per share. No Series A Common Shares were converted during 1999, 1998 or 1997. As of December 31, 1999, all of the Company's outstanding Series A Common Shares were held by TDS. See Note 1--VoiceStream Merger for a discussion of additional Series A Common Shares issued to TDS under the TDS Debt Replacement Agreement.

10. CONSOLIDATED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)



                                                                                Quarter Ended
                                                             -----------------------------------------------------
                                                             March 31        June 30       Sept. 30        Dec. 31
                                                             --------       --------       --------       --------
                                                                (Dollars in thousands, except per share amounts)
1999
Operating Revenues ....................................      $ 50,541       $ 54,785       $ 56,777       $ 63,398
Operating (Loss) ......................................       (49,834)       (47,347)       (48,634)       (64,193)
Net Income (Loss) .....................................        33,377        (56,002)       (76,181)       (70,540)
Weighted Average Common and Series A
  Common Shares (000) .................................        71,804         71,916         71,928         87,161
Income (Loss) per Common and Series A Common Share ....      $   0.46       $  (0.78)      $  (1.06)      $  (0.81)

1998
Operating Revenues ....................................      $ 30,746       $ 36,688       $ 38,438       $ 49,382
Operating (Loss) ......................................       (69,313)       (67,462)       (60,607)       (82,603)
Net (Loss) ............................................       (86,921)       (89,474)       (79,137)       (82,363)
Weighted Average Common and Series A Common
  Shares (000) ........................................        71,636         71,730         71,735         71,789
(Loss) per Common and Series A Common Share ...........      $  (1.21)      $  (1.25)      $  (1.10)      $  (1.15)

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

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Aerial Communications, Inc.:

    We have audited the accompanying consolidated balance sheets of Aerial Communications, Inc. (a Delaware Corporation and an 82.1%-owned subsidiary of Telephone and Data Systems, Inc.) and Subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aerial Communications, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Chicago, Illinois
January 27, 2000

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                        VOICESTREAM WIRELESS CORPORATION
                                                  (Registrant)


Date    March 22, 2000                  By /s/ Alan R. Bender
     -------------------                  --------------------------------------
                                                      (Signature)
                                        Alan R. Bender, Executive Vice President